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                                                                     EXHIBIT 3.2


                          CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                             ACTIVE SOFTWARE, INC.


     The undersigned hereby certifies that:

     1. He is the duly elected and acting Vice President and Chief Financial Officer of Active Software, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on May 19, 1999.

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Certificate of Incorporation amends
Article IV, section (a) of this corporation's Certificate of Incorporation to read in its entirety as follows:


          "This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred thirteen million four hundred five thousand five hundred (113,405,500) shares, of which one hundred million (100,000,000) shares shall be Common Stock and thirteen million four hundred five thousand five hundred (13,405,500) shares shall be Preferred Stock, each with a par value of $0.001. There shall be three series of Preferred Stock, the first of which shall be designated as Series A Preferred Stock ("Series A Preferred"), which shall consist of six million twenty-two thousand five hundred (6,022,500) shares, the second of which shall be designated as Series B Preferred Stock ("Series B Preferred"), which shall consist of three million nine hundred fifteen thousand (3,915,000) shares, and the third of which shall be designated as Series C Preferred Stock ("Series C Preferred"), which shall consist of three million four hundred sixty-eight thousand (3,468,000) shares.

          Upon filing of this Certificate, every two (2) shares of issued and outstanding Common Stock shall be split into three (3) shares of Common Stock and every two (2) shares of issued and outstanding Preferred Stock shall be split into three (3) shares of Preferred Stock."
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     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Jon A. Bode, its Vice President and Chief Financial Officer, this ____ day of _______ 1999.


                              ACTIVE SOFTWARE, INC.


                              By:___________________________________________
                                 Jon A. Bode,
                                 Vice President and Chief Financial Officer